September 30, 2004

Mr. J. Michael Parish
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04101

         RE:      Contractual Waivers and Reimbursements

Dear John:

         Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for Brown Advisory Real Estate Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.00%.

         This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on September 30, 2005.

                                                    Very truly yours,
                                                    Brown Investment Advisory
                                                    Incorporated


                                                    By: /s/ David M. Churchill
                                                        _____________________
                                                        David M.Churchill
                                                        Chief Financial Officer